UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER MICHAEL J. DRISCOLL, ED.D ETHAN C. ELZEN LISA NARRELL-MEAD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, "Driver"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of First United Corporation, a Maryland corporation (the “Company”).

On January 9, 2020, Driver delivered the following letter to the Company’s Lead Director, John McCullough:

Driver Management Company LLC

January 9, 2020

Mr. John McCullough, Lead Director
c/o Ms. Tonya Sturm, Secretary
First United Corporation
19 South Second Street
Oakland, MD 21150

Via email

Mr. McCullough,

I read with interest your January 3, 2020 letter to shareholders of First United Corporation (“First United” or the “Company”). Given the upcoming election contest at the Company’s rapidly approaching 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”), it is important for shareholders to understand whether the board of directors (the “Board”) and senior management of First United are running the Company for the benefit of shareholders or for its customers. While we acknowledge that customer satisfaction can drive shareholder value, First United has provided little evidence or analysis demonstrating that its customer-focused (or any other) initiatives are the product of rigorous cost/benefit analysis, or that their actual economic and operational benefits are measured and compared to forecasted results or that their potential shareholder value would compare favorably to the immediate shareholder value that could be obtained in a sale, particularly when taking into account the risks and uncertainties in realizing the expected results.

A perfect example of First United prioritizing an unfocused “mission of enriching the lives of…customers” untethered to bottom line results is the “full modernization of branch network,” or, as I like to call it, “Carissa’s Folly.” Despite repeated requests, it appears that Ms. Rodeheaver has been unwilling or unable to provide tangible evidence of how this vanity project—which turned serviceable branches into We Work knock-offs—is increasing shareholder value. Based on my discussions with Ms. Rodeheaver, it seems that this initiative was undertaken without any regard to the return to shareholders on the investment of their capital and is justified solely by the invocation of “serving customers.”

Before shareholders cast their votes for directors at the 2020 Annual Meeting, we deserve to know whether you and the other Class I directors up for re-election will prioritize increasing shareholder value or if we should expect more initiatives like Carissa’s Folly.

It is past time for you and the rest of the Board to justify First United’s independence to shareholders—the only constituency voting for directors—and your January 3rd letter, along with the Company’s public statements since we first publicly called for a sale nine months ago, fall woefully short of the mark.

/s/ Abbott Cooper

J. Abbott R. Cooper
Managing Member
Driver Management Company LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of First United Corporation, a Maryland corporation (the “Corporation”).

DRIVER STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

Participants in the Solicitation

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Michael J. Driscoll, Ed.D, Lisa Narrell-Mead and Ethan C. Elzen.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 365,212 shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 360,637 shares of Common Stock. Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity. As of the date hereof, Dr. Driscoll directly beneficially owns 3,500 shares of Common Stock. As of the date hereof, Ms. Narrell-Mead directly beneficially owns 650 shares of Common Stock. As of the date hereof, Mr. Elzen directly beneficially owns 425 shares of Common Stock.